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                                                                    EXHIBIT 2.01


                              TECH INDUSTRIES, INC.
                            STOCK PURCHASE AGREEMENT

            THIS STOCK PURCHASE AGREEMENT is dated as of this 1st day of September, 2003, by and among (i) Portola Packaging, Inc., a Delaware corporation (the "Buyer"), and (ii) each of the parties listed on Schedule A hereto (collectively, the "Sellers," and each individually, a "Seller").

            WHEREAS, the Sellers own all of the issued and outstanding shares of the capital stock (the "Stock") of Tech Industries, Inc., a Rhode Island corporation (the "Company"); and

            WHEREAS, the Sellers desire to sell all of the Stock to the Buyer, and the Buyer desires to purchase all of the Stock from the Sellers, upon the terms and subject to the conditions contained in this Agreement.

            NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereto agree as follows:

            1.  PURCHASE AND SALE OF STOCK.

            1.1. Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, the Sellers agree to sell to the Buyer, and the Buyer agrees to purchase from the Sellers, at the Closing (as defined to in Section 2 hereof), all of the Stock, in exchange for the payment of the Purchase Price (as defined in Section 1.2 hereof).

            1.2. Delivery of Purchase Price. At the Closing, the Buyer shall pay to the Sellers, as the aggregate purchase price for the Stock (the "Purchase Price"), an amount equal to $33,742,329, subject to adjustment as provided in
Section 3 hereof. The payment of the Purchase Price shall be made to the Sellers pro rata in accordance with the percentages specified as their respective pro rata shares opposite their names on Schedule A hereto (as to each Seller, such Seller's "Pro Rata Share"), by wire transfer of immediately available funds.

            2.  CLOSING.

            2.1. Time and Place. The closing of the purchase and sale of the Stock (the "Closing") shall be held at the offices of Bingham McCutchen LLP, 150 Federal Street, Boston, Massachusetts, at 10:00 a.m. on September 15, 2003, or at such

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other time, date and place as the Buyer and the Sellers may agree. The date on which the Closing is actually held hereunder is referred to herein as the "Closing Date."

            2.2. Transactions at Closing. At the Closing, in addition to any other instruments or documents referred to herein:

               (a) The Sellers shall deliver to the Buyer, free and clear of any lien, claim or encumbrance, certificates representing the Stock, duly endorsed in blank or with duly executed stock powers attached.

               (b) The Buyer shall deliver the Purchase Price to the Sellers by wire transfer of immediately available funds.

            3. ADJUSTMENTS TO PURCHASE PRICE.

               (a) At least three (3) business days prior to the Closing, the Sellers shall prepare and deliver to the Buyer (i) an unaudited balance sheet (the "Calculation Date Balance Sheet") of the Company as of the close of business on August 24, 2003 (herein, the "Calculation Date"), prepared in accordance with generally accepted accounting principles applied on a basis consistent with the May 2003 Balance Sheet (as defined in Section 5.8 hereof) taking into account any possible exceptions to such accounting principles disclosed on Schedule 5.8 hereto, and (ii) a certificate signed by the President of the Company (the "Calculation Date Certificate"), certifying (A) that the Calculation Date Balance Sheet was prepared on the basis described in clause (i) above, and (B) as to the Net Working Capital (as defined in Section 11 hereof) as of the Calculation Date (the "Calculation Date Net Working Capital").

               (b) If (i) the Calculation Date Net Working Capital is greater than $5,200,000, the Purchase Price shall be increased dollar-for-dollar by an amount equal to such excess, or (ii) the Calculation Date Net Working Capital is less than $5,200,000, the Purchase Price shall be decreased dollar-for-dollar by an amount equal to such deficiency. Such adjustment shall be calculated based on the Calculation Date Balance Sheet and the Calculation Date Certificate. The adjustment made at the Closing pursuant to this Section 3(b) is referred to herein as the "Initial Adjustment," and shall be subject to subsequent adjustment as provided in Sections 3(c), (d) and (e) hereof.

               (c) Within forty-five (45) days after the Closing Date, the Sellers shall prepare and deliver to the Buyer an unaudited balance sheet of the Company as of the close of business on the Closing Date immediately prior to



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giving effect to the Closing, prepared in the same manner as the Calculation
Date Balance Sheet has been prepared and utilizing the same accounting principles utilized in connection therewith (the "Closing Date Balance Sheet"). The Sellers and their accountants shall permit the Buyer and its accountants at the earliest practicable date to review and make copies of all work papers, schedules and calculations used in the preparation of the Closing Date Balance Sheet.

               (d) When the Sellers deliver the Closing Date Balance Sheet, the Sellers shall also deliver to the Buyer a certificate (i) certifying that the Closing Date Balance Sheet was prepared on the basis and in accordance with the applicable standards set forth in Section 3(c) above, and (ii) containing the Sellers' calculations based on the Closing Date Balance Sheet (the "Sellers' Proposed Calculations") of the Net Working Capital of the Company as of the Closing Date (the "Closing Date Net Working Capital"). Within thirty (30) days after receipt of the Closing Date Balance Sheet and the accompanying certificate, the Buyer shall notify the Sellers in writing of the Buyer's agreement or disagreement, as the case may be, with the Closing Date Balance Sheet and the accuracy of any of the Sellers' Proposed Calculations. If the Buyer notifies the Sellers that the Buyer disputes any aspect of the Closing Date Balance Sheet or the amount of any of the Sellers' Proposed Calculations, then the Buyer shall have the right to direct the Buyer's independent accountants, at the Buyer's expense, to review and test the Closing Date Balance Sheet. The Buyer's accountants shall complete their review and test within fifteen (15) days after the later of (A) the date the Buyer disputes the Sellers' Proposed Calculations, and (B) the date the Buyer actually receives the work papers, schedules and calculations described in the last sentence of
Section 3(c) hereof. If the Buyer and the Buyer's independent accountants, after such review and test, still disagree with the Sellers' Proposed Calculations and so notify the Sellers thereof in writing, and the Sellers do not accept the Buyer's proposed alternative calculations (the "Buyer's Proposed Calculations") within fifteen (15) days after receipt of such written notice from the Buyer, then the Buyer and the Sellers shall select a third nationally recognized independent accounting firm (the "Independent Accounting Firm") to resolve the remaining disputed items (the "Remaining Disputed Items"), within thirty (30) days after the date of the Sellers' rejection of the Buyer's Proposed Calculations of the Remaining Disputed Items, by conducting its own review and test of the Closing Date Balance Sheet and thereafter selecting either the Sellers' Proposed Calculations of the Remaining Disputed Items or the Buyer's Proposed Calculations of the Remaining Disputed Items or an amount in between the two. Each of the Buyer and the Sellers agree that they shall be bound by the determination of the Remaining Disputed Items by the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be paid jointly, one-half by the Buyer and one-half by the

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Sellers; provided, that if the difference between the actual Final Adjustment
(as determined in accordance with Section 3(e) hereof) and the Final Adjustment that would have resulted from the use of the proposed calculations of one of the parties hereto (the "Erroneous Party") is more than twice as great as the difference between such actual Final Adjustment and the Final Adjustment that would have resulted from the use of the other party's proposed calculations, the Erroneous Party shall pay all of the fees and expenses of the Independent Accounting Firm.

               (e) Upon the determination pursuant to Section 3(d) hereof of the Closing Date Balance Sheet and the Closing Date Net Working Capital, the Purchase Price shall be recalculated in accordance with the formula set forth in
Section 3(b) hereof using the Closing Date Net Working Capital so determined pursuant to Section 3(d) hereof in lieu of the Calculation Date Net Working Capital used in the Initial Adjustment. If the Purchase Price as adjusted pursuant to this Section 3(e) (the "Final Adjustment") is greater than the Purchase Price as adjusted pursuant to the Initial Adjustment, the Buyer shall be liable to pay, and shall pay, the Sellers their respective Pro Rata Shares of the amount of such difference in cash. If the Purchase Price as adjusted pursuant to the Final Adjustment is less than the Purchase Price as adjusted pursuant to the Initial Adjustment, the Sellers shall be liable to pay, and shall pay, the Buyer the amount of such difference in cash (with the liability of the each of the Sellers therefor being joint and several). Any such payment shall be made within ten (10) days after the determination of the Final Adjustment pursuant to this Section 3(e).

            4. ANCILLARY MATTERS.

            4.1. Sale of Tech Industries U.K. Ltd. On the date hereof, the Buyer and Herbert Wang ("Wang") have entered into that certain Stock Purchase Agreement of even date herewith (the "Tech UK Purchase Agreement"), pursuant to which the Buyer has agreed to purchase, and Wang has agreed to sell, all of the issued and outstanding shares of capital stock (the "Tech UK Stock") of Tech Industries U.K. Ltd., a Rhode Island corporation. Pursuant to the terms of the Tech UK Purchase Agreement, the purchase and sale of the Tech UK Stock shall be consummated on the Closing Date contemporaneously with the transactions contemplated under this Agreement.

            4.2. Sale of 84 Fairmount Street Limited Partnership. On the date hereof, Buyer and each of Tech Investments, Inc., a Rhode Island corporation ("Tech Investments"), and David M. Wang, Scott E. Wang and Beth A. Nast (the "Wang Children"), have entered into that certain Equity Purchase Agreement of even

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date herewith (the "84 Fairmount Street Purchase Agreement"), pursuant to which the Buyer has agreed to purchase, and Tech Investments and the Wang Children have agreed to sell, all of the outstanding partnership interests (the "84 Fairmount Street Interests") in 84 Fairmount Street Limited Partnership, a Rhode Island limited partnership. Pursuant to the terms of the 84 Fairmount Street Purchase Agreement, the purchase and sale of the 84 Fairmount Street Interests shall be consummated on the Closing Date contemporaneously with the transactions contemplated under this Agreement.

            4.3. Sale of Fairmount Realty Associates. On the date hereof, Buyer and each of Tech Investments and James J. Carria and Lawrence I. Silverstein, as trustees of The Herbert Wang 1988 Irrevocable Real Estate Trust (the "Wang Trustees"), have entered into that certain Equity Purchase Agreement of even date herewith (the "Fairmount Realty Purchase Agreement"), pursuant to which the Buyer has agreed to purchase, and Tech Investments and the Wang Trustees have agreed to sell, all of the outstanding partnership interests (the "Fairmount Realty Interests") in Fairmount Realty Associates, a Rhode Island limited partnership ("Fairmount Realty Associates"). Pursuant to the terms of the Fairmount Realty Purchase Agreement, the purchase and sale of the Fairmount Realty Interests shall be consummated on the Closing Date contemporaneously with the transactions contemplated under this Agreement.

            4.4. Deferred Compensation Agreements. The Sellers shall cause the Company to pay on or before the Closing Date any and all amounts (collectively, the "Deferred Comp Payments") due and owing under and in respect of those two
(2) certain Deferred Compensation Agreements, each dated November 26, 2001, by and between the Company and each of James J. Carria and William H. Nast (collectively, the "Deferred Comp Agreements"). In connection herewith, the Sellers and the Buyer agree that (a) the payment of all Deferred Comp Payments shall be properly allocable to the Company's business on the day immediately preceding the Closing Date for all purposes, including Tax (as defined in Section 11 hereof) purposes, and (b) prior to the Closing, the Company shall be permitted to borrow, on a demand basis, all or any portion of the aggregate amount necessary to pay the Deferred Comp Payments (herein, the "Deferred Comp Loan"), which Deferred Comp Loan shall be repayable without any premium. In the event that as of the Closing Date all or any portion of the Deferred Comp Loan remains outstanding, the amount thereof shall be taken into account in calculating the Closing Date Net Working Capital pursuant to Section 3(d) hereof. The Sellers' best estimate of the aggregate amount of the Deferred Comp Payments owing under the Deferred Comp Agreements is $700,000.

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            5. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each of the
Sellers hereby jointly and severally represents and warrants to the Buyer as set forth in this Section 5. Notwithstanding any other provision of this Agreement or the Schedules to the contrary, each exception set forth in the Schedules will be deemed to qualify each representation and warranty set forth in this Section 5 (i) that is specifically identified (by cross-reference or otherwise) in the Schedules as being qualified by such exception, or (ii) with respect to which the relevance of such exception is reasonably apparent on the face of the disclosure of such exception set forth in the Schedules.

            5.1. Organization; Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island. The Company is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification necessary. The Sellers have delivered to the Buyer complete and correct copies of the Company's charter documents and Bylaws and all amendments thereto. The Company has all requisite power and authority to own or lease and operate its properties and to carry on its business as such business is now conducted.

            5.2. Right to Sell Stock; Approvals; Binding Effect. Each Seller has all requisite power and full legal right to enter into the Agreement, and to perform all of such Seller's agreements and obligations hereunder. Any Seller that is not an individual has obtained all necessary authorizations and approvals required for the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity.

            5.3. Non-Contravention. The execution and delivery by each Seller of this Agreement, and the consummation by such Seller of the transactions contemplated hereby, will not constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any lien upon any property of such Seller or the Company pursuant to (a) any agreement or instrument to which such Seller or the Company is a party or by which such Seller or the Company or any of such Seller's or the Company's property is bound, or to which such Seller or the Company or any of such Seller's or the Company's property is subject, or (b) any statute, judgment, decree, order,

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regulation or rule of any court or governmental authority to which such Seller or the Company is subject.

            5.4. Governmental Consents. No consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by each Seller of this Agreement or for the consummation by each Seller of the transactions contemplated hereby.

            5.5. Subsidiaries. Except as set forth on Schedule 5.5 hereto, the Company has no Subsidiaries (as defined in Section 11 hereof), beneficially owns or holds of record no shares or other securities of any class in the capital of any corporations, and owns no legal and/or beneficial interests in any partnerships, limited liability companies, business trusts or joint ventures or in any other unincorporated trade or business enterprises.

            5.6. Capitalization. The authorized capital stock of the Company consists of (a) 392 shares of Class A Voting Common Stock, no par value per share, 392 shares of which are issued and outstanding on the date hereof and are owned of record by the Sellers as set forth on Schedule 5.6 hereto, and (b) 8,000 shares of Class B Non-Voting Common Stock, no par value per share, 7,448 shares of which are issued and outstanding on the date hereof and owned of record by the applicable Sellers as set forth on Schedule 5.6 hereto. All of the Stock will be sold by the Sellers to the Buyer pursuant hereto and is validly issued and outstanding, fully paid and non-assessable. There are no commitments for the purchase or sale of, and no options, warrants or other rights to subscribe for or purchase, any shares of capital stock or other securities of the Company.

            5.7. Title to Stock, Liens. Each Seller has, and as of the consummation of the Closing the Buyer will have, sole record and beneficial ownership of all of the Stock set forth opposite such Seller's name on Schedule
5.6 hereto, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto.

            5.8. Financial Statements. The Sellers have delivered the following financial statements (the "Financial Statements") to the Buyer, and there are attached as Schedule 5.8 hereto: (a) the audited balance sheet of the Company as of December 29, 2002, and the related statements of income, stockholders' equity and cash flows of the Company for the year then ended; and (b) the unaudited balance sheet of the Company as of May 25, 2003 (the "May 2003 Balance Sheet"), and the related statements of income, stockholders' equity and cash flows of the Company for the five-month period then ended (the financial statements referred

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to in this clause (b) being referred to herein as the "May 2003 Financials").
Except as set forth on Schedule 5.8 hereto, each of the Financial Statements is true, complete and correct and has been prepared in accordance with generally accepted accounting principles consistently applied (subject, in the case of the May 2003 Financials, to the absence of footnotes and to normal recurring year-end audit adjustments); each of the balance sheets contained therein fairly and accurately presents the financial condition of the Company, as of its respective date; and the statements of income, stockholder's equity and cash flows contained therein fairly and accurately present the results of operations of the Company for the periods covered thereby.

            5.9. Absence of Certain Changes. Except as set forth on Schedule 5.9 hereto or as permitted pursuant to Section 4.4, 7.2, and 7.4 hereof, since May 25, 2003, the Company has carried on its business only in the ordinary course, and, without limiting the generality of the foregoing, there has not been: (a) any change in the assets, liabilities, sales, income or business of the Company, other than changes which were both in the ordinary course of business and have not been, either in any case or in the aggregate, materially adverse; (b) any material acquisition or disposition by the Company of any asset or property other than in the ordinary course of business; (c) the incurrence by the Company of any indebtedness for borrowed money, or any guaranty by the Company of the obligations of any other Person (as defined in Section 11 hereof); or (d) any event or occurrence that has or would be reasonably expected to have a material adverse effect on the business or financial condition of the Company.

            5.10. Litigation, Etc. Except as set forth on Schedule 5.10 hereto,
(a) no action, suit, proceeding or investigation which is material to the business or financial condition of the Company is pending or, to the Knowledge of the Sellers (as defined in Section 11 hereof), threatened, against the Company or any of the Sellers, nor is there any basis therefor Known to the Sellers, and (b) the Company is not, and has not been within the past twelve
(12) months ending on the date of this Agreement, subject to any order, judgment, decree or stipulation issued, promulgated or entered by or with any governmental agency or authority, court or tribunal.

            5.11. Title to Property, Real Property Leases, etc.

               (a) Except as set forth on Schedule 5.11(a) hereto, the Company has good and marketable title to all of its properties and assets, including, without limitation, all those reflected in the May 2003 Balance Sheet (except for properties or assets sold or otherwise disposed of in the ordinary course of business since May 25, 2003), all free and clear of all liens, pledges, charges,

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security interests, encumbrances or title retention agreements of any kind or nature. All such properties and assets are adequate and sufficient to carry on the business of the Company as presently conducted.

               (b) Schedule 5.11(b) hereto sets forth a summary list of all material capital assets of the Company, and a more detailed list of such assets has been made available by the Sellers to the Buyer. The Company owns no real property ("Real Property").

               (c) Schedule 5.11(c) hereto sets forth a description of all leases of Real Property to which the Company (and Fairmount Realty Associates) is a party. The Real Property so leased by the Company (and Fairmount Realty Associates) as aforesaid constitutes the only Real Property utilized by the Company in the operation of its business, and is sufficient for such operation. Complete and correct copies of all such leases have been made available by the Sellers to the Buyer. Each such lease is valid and subsisting and no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default by the Company or Fairmount Realty Associates, as the case may be, or, to the Knowledge of the Sellers, any lessor, thereunder, and no such lease will in any way be affected by, or terminate or lapse by reason of, the consummation of the transactions contemplated by this Agreement.

            5.12. Environmental Matters. The Sellers have furnished to the Buyer a copy of the environmental report listed on Schedule 5.12 hereto (the "Environmental Report"). To the Knowledge of the Sellers, except as set forth in the Environmental Report, the Company (a) is not in violation or alleged violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment, and (b), except as listed on Schedule 5.12, has never used hazardous materials in its business or stored any such materials at or near the Company's facilities, including, without limitation, facilities located at or near any Real Property being acquired by the Buyer pursuant to the 84 Fairmont Street Purchase Agreement and the Fairmont Realty Purchase Agreement, in violation of any law or regulation or as to require clean-up or remediation under any applicable law or regulation.



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            5.13. Insurance. Schedule 5.13 hereto lists all policies of fire, liability, workmen's compensation, life, property and casualty and other insurance owned or held by the Company or with respect to which the Company is a beneficiary thereunder, and all claims made by the Company under any such insurance policy whether or not currently in effect during the two (2) year period ending on the Closing Date. Such policies of insurance are maintained with financially sound and reputable insurance companies, funds or underwriters and are of the kinds and cover such risks and are in such amounts and with such deductibles and exclusions as are consistent with customary business practice for companies similar to the Company. All such policies (a) are in full force and effect, (b) are sufficient for compliance by the Company with all requirements of law and all agreements to which the Company is a party, (c) provide that they will remain in full force and effect through the respective dates set forth in such Schedule, and (d) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Company is not in default with respect to its obligations under any of such insurance policies, nor, except as set forth on Schedule 5.13 hereto, has it received any notification of cancellation of any such insurance policies or any increases in premiums thereunder (other than market increases occurring in the ordinary course as disclosed on Schedule 5.13 hereto).

            5.14. Contracts. Schedule 5.14 hereto sets forth a complete and accurate list of all written contracts to which the Company is a party or by or to which it or any of its assets or properties is bound or subject, which are material, in the reasonable judgment of the Sellers, to the operation of the business or financial condition of the Company (collectively, the "Contracts"). The Sellers have made available to the Buyer true, correct and complete copies of all such Contracts, together with all modifications and supplements thereto. Other than as expressly provided in Schedule 5.14 hereto, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will constitute a breach of or default under the Contracts, nor is any consent of any third party required for the Sellers to consummate the transactions contemplated by this Agreement. Each of the Contracts listed on
Schedule 5.14 hereto or any of the other Schedules hereto is in full force and effect. The Company is not in breach of any of the provisions of any such contract, nor, to the Knowledge of the Sellers, is any other party to any such contract in breach thereof, nor, to the Knowledge of the Sellers, does any event or condition exist which with notice or the passage of time or both would constitute a default thereunder, except for any such breach or default as is not material to such contract. The Company is also conducting business with certain Persons pursuant to Contracts which have not been executed as more particularly described on Schedule 5.14 hereto. To the Knowledge of the Sellers, the



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Company is not subject to or bound by any material oral contract other than the unexecuted Contracts referenced in the previous sentence and the leases referred to in Schedule 5.11(c) hereto.

            5.15. Employee Benefit Plans. (a) Except for the arrangements set forth on Schedule 5.15(a) hereto, the Company does not now maintain or contribute to, nor has it in the current or preceding five (5) calendar years maintained or contributed to, any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement, whether formal or informal, for the benefit of any director, officer, consultant or employee, whether active or terminated, of the Company. Each of the arrangements set forth on Schedule 5.15(a) hereto is hereinafter referred to as an "Employee Benefit Plan," except that any such arrangement which is a multi-employer plan shall be treated as an Employee Benefit Plan only for purposes of Sections 5.15(d)(iv), (vi) and (viii) hereof.

               (b) The Sellers have heretofore delivered to the Buyer true, correct and complete copies of each Employee Benefit Plan of the Company, and with respect to each such Plan (i) any associated trust, custodial, insurance or service agreements, (ii) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or any of the five (5) preceding calendar years and
(iii) the most recently received IRS determination letters and any governmental advisory opinions or rulings.

               (c) Except as set forth on Schedule 5.15(c) hereto, each Employee Benefit Plan is and has heretofore been maintained and operated in compliance with the terms of such Plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental or court orders, or governmental rules or regulations in effect from time to time, including but not limited to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Internal Revenue Code of 1986, as amended ("Code") and applicable to such Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has been determined to be so qualified by the IRS and nothing has occurred since the date of the last such determination which has resulted or is likely to result in the revocation of such determination. Any Employee Benefit Plan which has been terminated and is no longer in effect has been so terminated in all material respects in accordance with all applicable law.

               (d) To the Knowledge of the Sellers:

                           (i) there is no pending or threatened legal action, proceeding or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan, or, to the Knowledge of the Sellers, any fiduciary or service provider thereof and, to the Knowledge of the Sellers, there is no basis for any such legal action or proceeding;

                           (ii) no liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation ("PBGC") or any multi-employer plan has been incurred by the Company or any affiliate thereof (other than insurance premiums satisfied in due course);

                           (iii) no reportable event, or event or condition which presents a material risk of termination by the PBGC, has occurred with respect to any Employee Benefit Plan, or any retirement plan of an affiliate of the Company, which is subject to Title IV of ERISA;

                           (iv) no Employee Benefit Plan nor any party in interest with respect thereof, has engaged in a prohibited transaction which could subject the Company directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code;

                           (v) no communication, report or disclosure has been made which, at the time made, did not accurately reflect the terms and operations of any Employee Benefit Plan;

                           (vi) no Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries (except to the extent required by applicable state insurance laws and Title I, Part 6 of ERISA);

                           (vii) no benefits due under any Employee Benefit Plan have been forfeited subject to the possibility of reinstatement (which possibility would still exist at or after Closing); and

                           (viii) the Company has not undertaken to maintain any Employee Benefit Plan for any period of time and each such Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may be imposed by applicable law.

               (e) Except as set forth in Schedule 5.15(e) hereto, the execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment (whether of severance pay or otherwise) becoming due from any Employee Benefit Plan to any current or former director, officer, consultant or employee of the Company or result in the vesting, acceleration of payment or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant or employee.

               (f) For purposes of this Section 5.15, "multi-employer plan", "party in interest", "current value", "accrued benefit", "reportable event" and "benefit liability" have the same meaning assigned such terms under Sections 3, 4043(b) or 4001(a) of ERISA, and "affiliate" means any entity which under
Section 414 of the Code is treated as a single employer with the Company.

            5.16. Labor Relations. The Company is in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, and is not engaged in any unfair labor practice. There is no charge pending or, to the Knowledge of the Sellers, threatened, against the Company alleging unlawful discrimination in employment practices before any court or agency, and there is no charge of or proceeding with regard to any unfair labor practice against the Company pending before the National Labor Relations Board. There is no labor strike, dispute, slow-down or work stoppage actually pending or, to the Knowledge of the Sellers, threatened against or involving the Company. To the Knowledge of the Sellers, no one is now petitioning for union representation of any of the employees of the Company. No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against the Company and no claim therefor has been asserted. None of the employees of the Company is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Company. The Company has not experienced any work stoppage or union organizational activity during the last five (5) years.

            5.17. Intellectual Property. Schedule 5.17 hereto sets forth a complete and accurate list of (a) all patents, trademarks, trade names and copyrights registered in the name of the Company or used or proposed to be used by the Company, all applications therefor, and all licenses (as licensee or licensor) and other agreements relating thereto, and (b) all written agreements relating to other technology, know-how and processes which the Company is licensed or authorized by others to use or which the Company has licensed or authorized for use by others. Except to the extent set forth in Schedule 5.17 hereto, the

Company owns, or has the sole and exclusive right to use, all patents, trademarks, trade names and copyrights, and has the right to use all technology, know-how and processes, used or necessary for the ordinary course of its business as presently conducted or proposed to be conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such right. No claims have been asserted, and no claims are pending, by any Person regarding the use of any such patents, trademarks, trade names, copyrights, technology, know-how or processes, or challenging or questioning the validity or effectiveness of any license or agreement, and, to the Knowledge of the Sellers, there is no basis for any such claim. To the Knowledge of the Sellers, the use by the Company of such patents, trademarks, trade names, copyrights, technology, know-how or processes in the ordinary course of business does not infringe on the rights of any Person.

            5.18. Taxes. The Company has duly filed with the appropriate government agencies all of the income, sales, use, employment and other Tax Returns (as defined in Section 11 hereof) required to be filed by it. No waiver of any statute of limitations relating to Taxes of the Company is currently in effect, nor has any been sought. The Company has validly elected to be a subchapter S corporation (as currently defined in Section 1361 of the Code) and has continuously maintained its status as a subchapter S corporation since July 1, 1982. All such Tax Returns were true, correct and complete in al material respects, and were prepared and filed in substantial compliance with all applicable laws and regulations. All Taxes, assessments, fees and other governmental charges upon the Company or any of its Subsidiaries (as defined in Section 11 hereof), or any of its or their respective properties, assets, revenues, income and franchises which are owed by the Company or any such Subsidiary with respect to any period ending on or before the Closing Date have been paid, other than, as to the Company, those currently payable without penalty or interest which will be accurately reflected on the Closing Date Balance Sheet. The Company and each of its Subsidiaries has withheld and paid all Taxes required to be withheld or paid in connection with amounts paid or owing to any employee, creditor, independent contractor or third party. There are no liens for Taxes, other than Taxes not yet due and payable, affecting any assets of the Company or any of its Subsidiaries. No federal Tax Return of the Company or any of its Subsidiaries is currently under audit by the IRS (as defined in Section 11 hereof), and no other Tax Return of the Company or any of its Subsidiaries is currently under audit by any other taxing authority. Neither the IRS nor any other Taxing authority is now asserting or threatening to assert against the Company or any of its Subsidiaries any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith or any adjustment that would have an adverse effect on the Company or any of its Subsidiaries. The

Sellers are not aware of any claim that has ever been made by any authority in any jurisdiction where the Company or any of its Subsidiaries does not currently file Tax Returns that the Company or any of its Subsidiaries is or may be subject to any Tax in such jurisdiction.

            5.19. Minute Books. The minute books of the Company made available to the Buyer for inspection accurately record therein in all material respects all actions taken by the Board of Directors and shareholders of the Company.

            5.20. Broker. Except with respect to Edgeview Partners LLC, whose fees in connection with the transactions contemplated hereby shall be the sole responsibility of the Sellers, the Sellers have not retained, utilized or been represented by any broker, agent, finder or intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

            5.21. No Undisclosed Liabilities. To the Knowledge of the Sellers, the Company does not have any material liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), which individually or in the aggregate, (a) has not been reflected in the May 2003 Financials, or (b) has not arisen in the usual and ordinary course of the Company's business since May 25, 2003 consistent with past practices.

            5.22. Restrictions on Business Activities. Except as set forth on
Schedule 5.22 hereto, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has had or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, or the conduct of business by the Company. Without limiting the generality of the foregoing, except as set forth on Schedule 5.22 hereto, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

            5.23. Interested Party Transactions. Except as set forth on Schedule
5.23 hereto, no officer or director of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an economic interest), has or has had, directly or indirectly, (a) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sell, (b) an economic interest in any entity that purchases from, or sells or furnishes to, the Company, any goods or services, or (c) a beneficial interest in any Contract; provided, that ownership of less than five percent (5%) of the outstanding voting stock of a publicly-traded corporation shall not be deemed an "economic interest in any entity" for purposes of this
Section 5.23.

            5.24. Compliance with Laws. To the Knowledge of the Sellers, the Company has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation applicable to the business of the Company.

            5.25. Licenses and Permits. The Company possesses all material licenses and permits required to permit the Company to conduct its business as presently conducted. As of the date of this Agreement, all of the licenses and permits held by or issued to the Company are in full force and effect, and the Company is in material compliance with each such license and permit.

            5.26. Accounts Receivable. The accounts receivable of the Company reflected in the May 2003 Financials, and all accounts receivable of the Company arising since May 25, 2003, represent bona fide claims against debtors for sales, services performed or other charges arising on or before the Closing, and all the services performed, sales or other charges which gave rise to said accounts were delivered or performed in all material respects in accordance with the applicable orders, contractors or customer requirements.

            5.27. Customer List. The Company's customer list attached hereto as
Schedule 5.27 is a true and accurate list of the Company's customers as of the date of this Agreement (herein, the "Customer List"). Except as set forth on
Schedule 5.27, the Sellers are not aware of any customer appearing on the Customer List that has refused to (or threatened to refuse to) continue to do business with the Company, on materially the same terms and conditions (including price and volume except for changes in such terms and conditions made in the ordinary course of the Company's business) as the Company does business with such customer on the date hereof; provided, however, that nothing herein shall be or be deemed to be any representation or warranty by the Sellers that such customers will remain customers of the Company subsequent to the Closing.

            5.28. Vendors List. The list attached hereto as Schedule 5.28 is a true and accurate list of all material vendors of raw materials, finished goods and other products sold or placed in inventory by the Company as of the date of this Agreement (herein, the "Vendors List"). Except as set forth on Schedule 5.28 hereto, the Sellers are not aware of any vendor appearing on the Vendors List that has refused to (or threatened to refuse to) continue to do business with the Company, on materially the same terms and conditions (including price and volume, except for changes in such terms and conditions made in the ordinary course of the Company's business) as the Company does business with such vendors on the date hereof; provided, however, that nothing herein shall be or be deemed to be any representation or warranty by the Sellers that such vendors will remain vendors of the Company subsequent to the Closing.

            5.29. Employees. Attached hereto as Schedule 5.29 is a true and accurate list of the names of all officers, directors and employees, and all material agents, distributors and manufacturer's representatives, of the Company, and the rates of compensation (including annual bonuses) of each of the foregoing, together with the amount of all vacation, sick leave, bonuses and other compensation accrued and owing to such persons as of August 24, 2003. The Sellers are not aware of any individual employee listed on Schedule 5.29 hereto, or any group of employees listed thereon, who, in the case of any individual employee, is material to the Company's business, or, in the case of any group of employees, are in the aggregate material to the Company's business, who has (or have) refused to (or threatened to refuse to) continue his, her or their employment with the Company after the Closing on the same material terms and conditions (including, without limitation, terms applicable to salary, bonus and benefits) as in effect prior to the Closing. Except as set forth on Schedule
5.29 hereto, the Company does not have any employment contracts, representation agreements or consulting agreements currently in effect that are not terminable "at will. "

            5.30. Bank Accounts. Attached hereto as Schedule 5.30 is a true and accurate list of each bank account, brokerage account, lock box and safe deposit box of the Company stating the name of the bank or other financial institution at which such item is maintained, and the names of all persons authorized to draw therefrom and to have access thereto. At the Closing, at Buyer's request, the Company shall deliver to Buyer appropriate documentation removing any or all such persons' authorization to draw upon such accounts and granting such authority to Buyer's designees.

            5.31. Inventories. Attached hereto as Schedule 5.31 is an Inventory Report dated July 27, 2003 identifying all of the Company's inventory, raw materials and finished goods (which finished goods category includes work in progress) as of such date (collectively, the "Inventory"), which Inventory Report was based on a physical count of the Inventory. The value at which the Inventory is shown on the May 2003 Financials has been determined in accordance with the Company's valuation policies consistently applied, pursuant to which Inventory is stated at the lower of cost (determined by a specific identification method) or market (determined on the basis of estimated realizable values), in accordance with generally accepted accounting principles.

            5.32. Sales Quotes and Purchase Orders. Attached hereto as Schedule
5.32 is a true and accurate list of all material sales quotes, contracts of sale and purchase orders for the sale of the Company's products or services outstanding as of August 5, 2003. Each contract of sale and purchase order is a valid agreement pursuant to which no default of any material nature exists or, to the Knowledge of the Sellers, is contemplated thereunder, and no notice of cancellation thereof has been received by the Company, nor is the Company aware of any contemplated cancellation thereof by the customer thereunder.

            5.33. Disclosure. No representation or warranty by either Seller in this Agreement or in any exhibit, schedule, written statement, certificate or other document delivered or to be delivered to the Buyer pursuant hereto or in connection with the consummation of the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

            5.34. Absence of Sensitive Payments. To the Knowledge of the Sellers, none of the Company's officers or key employees acting on behalf of the Company has (a) made any contributions, payments or gifts to or for the private use of any domestic or foreign governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the laws of the United States or any other jurisdiction, (b) established or maintained any unrecorded fund or asset for any purpose or made any false entries on its books, or (c) made any payments to any Persons with the intention or understanding that any part of such payment was to be used for any purpose other than that described in the documents supporting the payment.

            6. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Sellers as follows:

            6.1. Organization; Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

            6.2. Corporate Approval; Binding Effect. The Buyer has all requisite power and full legal right to enter into the Transaction Documents (as defined in Section 11 hereof), and to perform all of the Buyer's agreements and obligations thereunder, each in accordance with its respective terms. The Buyer has obtained all necessary corporate or organizational authorizations and approvals required for the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby. Each of the Transaction Documents has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity.

            6.3. Non-Contravention. The execution and delivery by the Buyer of the Transaction Documents, and the consummation by the Buyer of the transactions contemplated thereby, will not (a) violate or conflict with any provisions of the charter documents or By-Laws or other constituent documents of the Buyer, each as amended to date; or (b) constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any lien upon any property of the Buyer pursuant to (i) any agreement or instrument to which the Buyer is a party or by which the Buyer or any of its properties is bound, or to which the Buyer or any of its properties is subject, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental authority to which the Buyer is subject.

            6.4. Governmental Consents. No consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by the Buyer of the Transaction Documents or for the consummation by the Buyer of the transactions contemplated thereby.

            6.5. Broker. The Buyer has not retained, utilized or been represented by any broker, agent, finder or other intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

            7. CONDUCT OF BUSINESS BY THE COMPANY PENDING CLOSING. Each Seller covenants and agrees that, from and after the date of this Agreement and until the Closing, except as otherwise specifically consented to or approved by the Buyer in writing:

            7.1. Access. The Sellers shall cause the Company to afford to the Buyer and its authorized representatives full access during normal business hours, upon reasonable advance notice from the Buyer and so long as such access does not cause any disruption to the operation of the Company's business, to all properties, books, records, contracts and documents of the Company, and a full opportunity to make such reasonable investigations as they shall desire to make of the Company, and the Sellers shall furnish or cause to be furnished to the Buyer and its authorized representatives all such information with respect to the Company's business as the Buyer may reasonably request. In connection with the foregoing, and notwithstanding anything to the contrary set forth herein, the Buyer shall not communicate with employees of the Company, other than James
J. Carria and William H. Nast, without the prior written consent of the Sellers, and the Sellers shall have the right to have a representative present (who shall be either James J. Carria or William H. Nast) at and to participate in any meetings, telephone discussions or other forms of communication between Buyer and any employee or other third party (including governmental agencies).

            7.2. Carry on in Regular Course. The Sellers shall cause the Company to carry on its business diligently and substantially in the same manner consistent with past practice, and not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting or operation. Without limiting the generality of the foregoing, and consistent with the limitations and agreements set forth herein, the Sellers shall cause the Company to use its commercially reasonable efforts to retain all key employees of the Company through the Closing Date.

            7.3. No Dividends. Except for and with respect to the Company's dividend or other distribution to the Sellers of (a) cash and cash equivalents of the Company, and (b) outstanding shares of capital stock or assets of the Company's Subsidiary, Tech Industries Holland, B.V. ("Tech Holland"), or Tech Industries Ireland Limited, a wholly-owned Subsidiary of Tech Holland, the Sellers shall not permit the Company to declare or pay any dividends on, or make any other distribution in respect of, any shares of its capital stock.

            7.4. Contracts and Commitments. The Sellers shall not permit the Company to enter into any contract or commitment not in the usual and ordinary course of business or not consistent with the customary business practices of the Company; provided, that the foregoing restriction shall not prohibit the Company from (a) borrowing the Deferred Comp Loan as permitted under Section 4.4 hereof, and (b)(i) establishing and adopting a new bonus plan (the "New Bonus Plan") for the benefit of the Company's employees related to the consummation of the transactions contemplated hereby, and (ii) borrowing, on a demand basis, all or any portion of the aggregate amount necessary to pay the amounts due and owing under and in respect of the New Bonus Plan (herein, the "New Bonus Loan"), which New Bonus Loan shall be repayable without any premium. In the event that as of the Closing Date all or any portion of the New Bonus Loan remains outstanding, the amount thereof shall be taken into account in calculating the Closing Date Net Working Capital pursuant to Section 3(d) hereof. The payment of all amounts pursuant to the New Bonus Plan shall be made on or before the Closing Date and shall be properly allocable to the Company's business on the day immediately preceding the Closing Date for all purposes, including Tax purposes. At or prior to the Closing, the Sellers shall provide the Buyer with a summary of the respective amounts to be paid to each Company employee (other than James J. Carria and William H. Nast) under the New Bonus Plan.

            7.5. Tax Matters. The Sellers shall not permit the Company to make any Tax elections inconsistent with prior elections, make any changes in any accounting method for Tax purposes, or file any ruling request, without, in each case, the prior written consent of the Buyer.

            8. CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATIONS. The obligation of the Buyer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance thereof is not waived in writing by the Buyer):

            8.1. Representations and Warranties True at Closing. The representations and warranties made by the Sellers in or pursuant to this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

            8.2. Compliance with Agreements. The Sellers shall have performed and complied with all of their obligations under this Agreement to be performed or complied with by them on or prior to the Closing Date.

            8.3. Certificate of Sellers. The Sellers shall have delivered to the Buyer in writing, at and as of the Closing, a certificate duly executed by the Sellers, in form and substance reasonably satisfactory to the Buyer and its counsel, to the effect that the conditions in each of Sections 8.1 and 8.2 hereof have been satisfied.

            8.4. No Litigation. No restraining order or injunction shall have prevented or materially adversely affected the transactions contemplated by this Agreement, and no action, suit or proceeding shall be pending or threatened before any court or administrative body that could materially adversely affect the business or financial condition of the Company, or in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

            8.5. Resignations of Directors and Officers. All of the directors and officers of the Company listed on Schedule 8.5 hereto shall have resigned their positions with the Company, on or prior to the Closing Date, and prior thereto shall have executed such appropriate documents with respect to the transfer or establishment of bank accounts, signing authority, etc., as the Buyer shall have reasonably requested.

            8.6. Consents of Third Parties. The Sellers will have obtained the consent to the consummation of the transactions contemplated by this Agreement by each party to any material contract, commitment or other obligation of the Company listed on Schedule 5.14 hereto, under which such transactions would constitute a default, would accelerate obligations of the Company or would permit cancellation of any such contract.

            8.7. Closing of Fairmount Realty Purchase Agreement. The "closing" under the Fairmount Realty Purchase Agreement shall have occurred contemporaneously with the Closing.

            8.8. No Material Adverse Change. There shall have been no material adverse change in the business or financial condition of the Company since May 25, 2003.

            8.9. Deferred Comp Payments and Payments Under New Bonus Plan. All Deferred Comp Payments and amounts due and owing under the New Bonus Plan shall have been paid in full by the Company in accordance with Sections 4.4 and 7.4, respectively.

            8.10. Section 338 Election. At and subject to the Buyer's timely written request, the Sellers shall have filed with the Internal Revenue Service Form 8023 with respect to the transactions contemplated by this Agreement.

            8.12. Employment Agreements. The Company shall have entered into employment agreements with each of James J. Carria and William H. Nast substantially in the form attached hereto as Exhibit A.

            8.13. Waiver of Right of First Refusal. The Company shall have waived its right of first refusal set forth in the Company's Articles of Incorporation, as amended, with respect to the sale of the Stock by the Sellers to the Buyer.

            8.14. Assignment of Patent Application and Inventions. William H. Nast shall have assigned to the Company all of his right, title and interest in and to (a) that certain Patent Application, Serial No. 09/538,198, with respect to the application for "A Method of Designing an Article of Packaging," and (b) any and all inventions discovered or conceived by Mr. Nast with respect to inventions relating to the Company's business and products.

            8.15. Termination of Citizens Bank Credit Agreement. The Company shall have taken all necessary action in order to terminate and cancel that certain Credit Agreement, dated September 23, 1999, as renewed on June 26, 2002, between the Company and Citizens Bank of Rhode Island ("Citizens Bank"), and the Revolving Credit Note, dated September 23, 1999, in the original principal amount of $4,000,000, from the Company to Citizens Bank.

            9. CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATIONS. The obligation of the Sellers to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance thereof is not waived in writing by the Sellers):

            9.1. Representations and Warranties True at Closing. The representations and warranties made by the Buyer in this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

            9.2. Compliance with Agreements. The Buyer shall have performed and complied with all of its obligations under this Agreement and the Ancillary Agreements that are to be performed or complied with by it at or prior to the Closing.

            9.3. Certificate of Buyer. The Buyer shall have delivered to the Sellers in writing, at and as of the Closing, a certificate duly executed by the President of the Buyer, in form and substance reasonably satisfactory to the Sellers and their counsel, to the effect that the conditions in each of Sections
9.1 and 9.2 hereof have been satisfied.

            9.4. Closing of Ancillary Purchase Agreements. The "closing" under each Ancillary Purchase Agreement shall have occurred contemporaneously with the Closing.

            9.5. . Employment Agreements. The Company shall have entered into employment agreements with each of James J. Carria and William H. Nast substantially in the form attached hereto as Exhibit A.

            10.  CERTAIN COVENANTS.

            10.1. Confidential Information. Any and all information disclosed by the Sellers to the Buyer as a result of the negotiations leading to the execution and delivery of this Agreement, or in furtherance thereof, which information was not already known to the Buyer, shall remain confidential to the Buyer, and its respective employees and agents, until the Closing Date. If the Closing does not take place for any reason, the Buyer agrees not to further divulge or disclose or use for its benefit or purposes any such information at any time in the future, unless it has otherwise become public or such disclosure has been ordered by a governmental agency, court or other tribunal with competent jurisdiction. The information intended to be protected hereby shall include, but not be limited to, financial information, customers, sales representatives, and anything else having an economic or pecuniary benefit to the Sellers and the Company.

            10.2. Non-Competition and Non-Solicitation. Wang hereby agrees that for a period from the Closing Date until the fifth (5th) anniversary of the Closing Date, he shall not, without the prior written consent of the Buyer, (a) engage anywhere in the United States, directly or indirectly, alone or as a shareholder (other than as a holder of less than 5% of the capital stock of any publicly-traded corporation), member, partner, manager, officer, director, employee or consultant, in any business that is engaged or becomes engaged in the business of the Company as existing on the Closing Date, (b) divert or attempt to divert to any competitor of the Company or any Affiliate of any such competitor, any customer or client of the Company who was such as of the Closing Date, or (c) solicit or encourage, or attempt to solicit or encourage, any employee of the Company who was such as of the Closing Date to leave such employee's employ with the Company for employment by or with either Wang or his Affiliates, or any competitor of the Company or any of any such competitor's Affiliates. If at any time the provisions of this Section 10.2 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 10.2 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Wang agrees that this Section 10.2 as so amended shall be valid and binding as though any invalid or unenforceable provisions had not been included therein.

            10.3. Equitable Remedies. It is recognized by the parties hereto that damages for breaches or threatened breaches of covenants of the nature contained in Sections 10.1 and 10.2 hereof are difficult, if not impossible, to ascertain. Accordingly, it is agreed that the covenants set forth in Sections
10.1 and 10.2 hereof may be enforceable by any party hereto by injunction, specific performance and/or equitable relief, in addition to any other remedies available to such party at law or in equity.

            10.4. Section 338(h)(10) Election. The Sellers shall cause the Company to join with the Buyer, at Buyer's timely written request, in making a joint election pursuant to Section 338(h)(10) of the Code and similar provisions of state laws (the "Section 338(h)(10) Election") to treat the transactions contemplated by this Agreement as an acquisition of the Company's assets effective as of the Closing Date. If so treated, the allocation of the Purchase Price among the acquired assets shall be made in accordance with Code Sections 338 and 1060 and any comparable provisions of state, local or foreign law, as appropriate, and such allocation shall be made in accordance with the principles set forth in Schedule 10.4 hereto. If so treated, the Sellers and the Buyer shall report, act and file in all respects and for all purposes consistent with such allocation. At Buyer's written request, the Sellers shall execute and deliver to the Buyer such documents or forms (including Section 338 Forms, as defined below) as the Buyer shall reasonably request or as are required by applicable law for an effective Section 338(h)(10) Election. For purposes hereof, "Section 338 Forms" shall mean all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or other local taxing authority in connection with the Section 338(h)(10) Election, including, without limitation, any "statement of Section 338 election" and IRS Form 8023-A and Form 8883 (together with any schedules or attachments thereto) that are required pursuant to treasury regulations. The Sellers shall also provide at no cost to them any other assistance reasonably requested by the Buyer in making the Section 338(h)(10) Election. In connection with, and in consideration of, the Sellers causing the Company to make the Section 338(h)(10) Election, the Buyer shall have increased the amount of the Purchase Price dollar-for-dollar by the amount as is necessary to reimburse and compensate the Sellers for any increase in their tax liability on account of such election.

            11. DEFINITIONS. As used herein the following terms not otherwise defined have the following respective meanings:

            "Affiliate": Any Person directly or indirectly controlling, controlled by or under direct or indirect common control with, the Company (or other specified Person) and shall include (a) any Person who is a director or beneficial holder of at least 10% of any class of the then outstanding capital stock (or other shares of beneficial interest) of the Company (or other specified Person) and Family Members of any such Person, (b) any Person of which the Company (or other specified Person) or an Affiliate of the kind listed in clause (a) above of the Company (or other specified Person) shall, directly or indirectly, either beneficially own at least 10% of any class of the then outstanding capital stock (or other shares of beneficial interest) or constitute at least a 10% equity participant, and (c) in the case of a specified Person who is an individual, Family Members of such Person.

            "Ancillary Purchase Agreements": The Tech UK Purchase Agreement, the 84 Fairmount Street Purchase Agreement and the Fairmount Realty Purchase Agreement.

            "Family Member": As applied to any individual, any parent, spouse, child, spouse of a child, brother or sister of the individual, and each trust created for the benefit of one or more of such Persons, and each custodian of property of one or more such Persons.

            "IRS": The United States Internal Revenue Service.

            "Knowledge of the Sellers" or "Known to the Sellers" or words of similar meaning or import, shall mean the actual knowledge of any Seller, James
J. Carria or William H. Nast without any independent investigation.

            "Net Working Capital": As of any date with respect to the Company, the difference between (i) all current assets of the Company, including, without limitation, all cash and cash equivalents, accounts receivable, inventory and prepaid expenses of the Company, minus (ii) all current liabilities of the Company, including, without limitation, all accrued current liabilities and trade payables of the Company, and all indebtedness (if any) under and with respect to the Deferred Comp Loan and the New Bonus Loan, but, subject to the provisions of Section 15.3 hereof, excluding any liabilities on account of expenses of the Sellers related to the transactions contemplated by this Agreement, all calculated in accordance with generally accepted accounting principles applied on a basis consistent with the May 2003 Balance Sheet taking into account any possible exceptions to such accounting principles disclosed on
Schedule 5.8 hereto; provided, however, that (A) there shall be deducted from Net Working Capital as of any applicable determination date the average gross profit (calculated at the fixed rate of 17.8%) attributable to and derived from the so-called "Avon VMI Sales" giving rise to the corresponding accounts receivable (the "Avon VMI Receivables") owing to the Company from Avon Products, Inc. and its Subsidiaries (collectively, "Avon") as of such determination date, and (B) the Avon VMI Receivables shall be included as accounts receivable in the calculation of Net Working Capital. By way of example only, as of May 25, 2003, the amount of Avon VMI Sales giving rise to the accounts receivable on the Company's May 25, 2003 balance sheet owing to the Company from Avon was $625,057.10, which when multiplied by an average gross profit rate of 17.8%, results in $111,260.16.

            "Person": A corporation, an association, a partnership, a limited liability company, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

            "State or state": Any state or commonwealth of the United States of America; the District of Columbia; the Commonwealth of Puerto Rico; and any other dependency, possession or territory of the United States of America.

            "Subsidiary": With respect to any Person, any corporation a majority (by number of votes) of the outstanding shares of any class or classes of which shall at the time be owned by such Person or by a Subsidiary of such Person, if the holders of the shares of such class or classes (a) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, even though the right so to vote has been suspended by the happening of such a contingency, or (b) are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, whether or not the right so to vote exists by reason of the happening of a contingency.

            "Tax": Any federal, state, local, foreign and other income, profits, franchise, capital, withholding, unemployment insurance, social security, occupational, production, severance, gross receipts, value added, sales, use, excise, real and personal property, ad valorem, occupancy, transfer, employment, disability, workers' compensation or other similar tax, duty or other governmental charge (including all interest and penalties thereon and additions thereto).

            "Tax Return": Any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

            "Transaction Documents": This Agreement and the Ancillary Purchase Agreements.

            12.  INDEMNIFICATION.

            12.1. Indemnity by the Sellers. Subject to the overall limitations, minimum amounts and time limitations set forth in Section 12.5 hereof, each

Seller agrees, jointly and severally, to indemnify and hold the Buyer and its directors, officers, employees and Affiliates harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including, without limitation, the fees and disbursements of counsel (collectively, "Losses"), related to or arising, directly or indirectly, out of any failure or any breach by any Seller of any representation or warranty, covenant, obligation or undertaking made by the Sellers in this Agreement, any Schedule or Exhibit hereto, or any other certificate or other instrument delivered pursuant hereto. Notwithstanding anything contained in this Agreement to the contrary, if the Buyer as of the date of this Agreement and/or at any time from the date of this Agreement through the Closing Date has or obtains actual knowledge of any breach of any representation, warranty, covenant or agreement of the Sellers or the Company set forth in this Agreement, and elects, notwithstanding any such breach, to consummate the transactions contemplated by this Agreement, then the Buyer shall be deemed to have waived any such breach and shall not be entitled to make any claim for indemnification hereunder in connection therewith.

            12.2. Indemnity by the Buyer. Subject to the overall limitations, minimum amounts and time limitations set forth in Section 12.5 hereof, the Buyer agrees to indemnify and hold the Sellers and its Affiliates harmless from and with respect to any and all Losses related to or arising from, directly or indirectly, any failure or any breach by the Buyer of any representation or warranty, covenant, obligation or undertaking made by the Buyer in this Agreement, any Schedule or Exhibit hereto, or any other certificate or other instrument delivered pursuant hereto.

            12.3. Claims.

            (a) Notice. Any party seeking indemnification hereunder (the "Indemnified Party") shall notify the other party hereto (the "Indemnifying Party") of any action, suit, proceeding, demand or breach (a "Claim") with respect to which the Indemnified Party claims indemnification hereunder, which notification shall be made within ten (10) days after the Indemnified Party becomes aware of any such Claim.

            (b) Third Party Claims. If such Claim relates to any action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a "Third Party Claim"), the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim after receipt of notice of such claim from the Indemnified Party. Within thirty (30) days after receipt of notice of a particular matter from the Indemnified Party, the Indemnifying Party may assume the defense of such Third Party Claim at its sole expense, in which case the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim, if and only if the following conditions are satisfied:

                           (i) the Indemnifying Party shall have confirmed in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim; and

                           (ii) such Third Party Claim involves only money damages and does not seek an injunction or other equitable relief.

The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

            12.4. Method and Manner of Paying Claims. With respect to any liquidated Claim or other Claim that has been the subject of a notice under
Section 12.3(a) hereof, if within (30) thirty days after the receipt of such notice the Indemnifying Party has not contested such Claim in writing, the Indemnifying Party will pay the full amount thereof within ten (10) days after the expiration of such period. Any amount owed by an Indemnifying Party hereunder with respect to any Claim may be set-off by the Indemnified Party against any amounts owed by the Indemnified Party to any Indemnifying Party.

            12.5. Limitations on Indemnification.

               (a) No Indemnifying Party shall be required to indemnify an Indemnified Party hereunder except to the extent that the aggregate amount of Losses for which the Indemnified Party is otherwise entitled to indemnification pursuant to this Section 12 exceeds an amount equal to one percent (1%) of the Purchase Price (after giving effect to the Final Adjustment) (the "Indemnification Threshold"), whereupon the Indemnified Party shall be entitled to be paid the excess of the aggregate amount of all such Losses over the Indemnification Threshold, subject to the limitations on maximum amount of recovery set forth in Section 12.5(b) hereof; provided, that Losses related to or arising directly or indirectly out of any claims for indemnification made by the Buyer under Section 12.1 hereof with respect to (i) any inaccuracies in any representation or warranty made by the Sellers in Sections 5.1, 5.2, 5.6, 5.7 and 5.20 hereof, or (ii) any breach by the Sellers or the Buyer, as the case may be, of their respective payment obligations under Sections 1.2 and 3 hereof (collectively, "Purchase Price Limited Claims"), shall not be subject to the limitations set forth in this Section 12.5(a).

               (b) The aggregate amount of Losses payable by the Sellers on the one hand, and the Buyer on the other hand, pursuant to this Section 12 with respect to all claims for indemnification (excluding Purchase Price Limited Claims) shall not exceed ten percent (10%) of the Purchase Price (after giving effect to the Final Adjustment). The aggregate amount of Losses payable by the Sellers on the one hand, and the Buyer on the other hand, pursuant to this
Section 12 with respect to all claims for indemnification, (including Purchase Price Limited Claims) shall not exceed the Purchase Price.

               (c) No Indemnifying Party shall be liable for any Losses pursuant to this Section 12 unless a written claim for indemnification in accordance with
Section 12.4 hereof is given by the Indemnified Party to the Indemnifying Party with respect thereto within one (1) year after the Closing, except that this time limitation shall not apply to (i) any Losses related to or arising directly or indirectly out of any Purchase Price Limited Claims or any claim for indemnification made by the Buyer under Section 12.1 hereof with respect to any breach by Wang of Section 10.2 hereof, as to which in each case a written claim for indemnification in accordance with Section 12.3 hereof is given by the applicable Indemnified Party to the applicable Indemnifying Party with respect thereto within the applicable statute of limitations, and (ii) any Losses related to or arising directly or indirectly out of any claims for indemnification made by the Buyer under Section 12.1 hereof with respect to any inaccuracies in any representation or warranty made by the Sellers in Section
5.18 hereof, as to which a written claim for indemnification in accordance with
Section 12.3 hereof is given by the Buyer to the Sellers with respect thereto within four (4) years after the Closing.

            13. TERMINATION. This Agreement may be terminated by either the Buyer or the Sellers in writing, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if the Closing shall not have occurred on or before October 24, 2003, unless such failure to close is a consequence of the breach of this Agreement, or the default on its obligations hereunder, by the terminating party.

            14.  POST-CLOSING COOPERATION; TAX MATTERS.

            14.1. Post-Closing Cooperation. The Sellers and the Buyer agree to cooperate with each other in connection with any tax inquiry, tax examination, tax-related legal proceeding or other tax-related matter relating to the pre-closing operation of the Company or in connection with a determination of any tax liability or treatment related thereto, and to make available to the other party(ies) within a reasonable amount of time, all documents, correspondence, reports and other materials bearing on any such tax inquiry, examination, proceeding or other matter; provided, that each party shall be reimbursed for any reasonable out-of-pocket expenses such party incurs in assisting the other party(ies) hereunder.

            14.2. Filing of Tax Returns and Payment of Taxes. The Sellers shall prepare and file (or cause to be prepared and filed) on a timely basis all income Tax Returns of the Company for taxable periods ending on or prior to or including the Closing Date that are due (taking all applicable extensions into account) or may be filed after the Closing Date. Such Tax Returns shall be prepared on a basis consistent with the Company's prior Tax Returns to the extent appropriate and permitted under all applicable Tax laws, rules and regulations. With respect to each such Tax Return, the Buyer shall provide the Sellers with such powers of attorney as are necessary to enable the Sellers to file such Tax Return. In addition, the Buyer shall not act, make any filing or otherwise take any position which would be inconsistent in any manner with the treatment of the Company as an entity which has elected to be taxed under subchapter S of the Code with respect to the period commencing as of the date of the Company's filing of such election and ending on the Closing Date.

            14.3. Audits. The Sellers shall be solely responsible for defending any audit, litigation or other proceeding with respect to income Taxes of the Company attributable to any taxable period (or portion thereof) prior to the

Closing Date, and shall have the exclusive authority to negotiate, compromise and settle any such audit, litigation or other proceeding. The Sellers shall keep the Buyer reasonably informed as to the progress of any such audit, litigation or other proceeding, and shall, if the Buyer so requests in writing, permit the Buyer at its expense to participate in any such audit, litigation or other proceeding.

            14.4. Retention of Records. For a period of seven (7) years after the Closing Date or such longer period as may be required by law, the Buyer shall retain and not destroy or dispose of all Tax Returns (including supporting materials), books and records (including computer files) of, or with respect to the activities or Taxes of, the Company for all taxable periods or portions thereof ending on or prior to the Closing Date to the extent the Buyer or the Company received or had possession of such records on the Closing Date. Thereafter, the Buyer shall not destroy or dispose of any such Tax Returns, books or records unless it first offers such Tax Returns, books and records to the Sellers in writing and the Sellers fail to accept such offer within sixty
(60) days of its being made.

            15.  GENERAL.

            15.1. Survival of Representations and Warranties. Each representation and warranty made by the Sellers or the Buyer in this Agreement shall expire on the last day, if any, that Claims for breaches of such representation or warranty may be made pursuant to Section 12.5 hereof, except that any such representation or warranty that has been made the subject of a Claim prior to such expiration date shall survive with respect to such Claim until the final resolution of such Claim pursuant to Section 12 hereof.

            15.2. Consent to Jurisdiction. The Sellers and the Buyer hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the State of Rhode Island over any action or proceeding arising out of or relating to this Agreement, and the Sellers and the Buyer hereby irrevocably agree that all claims with respect to such action or proceeding may be heard and determined in such state or federal court. The Sellers and the Buyer hereby agree that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

            15.3. Expenses. The Buyer shall pay all transfer and sales taxes payable in connection with the sale of the Stock. All expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including, without limitation, attorneys', accountants' and outside advisers' fees and disbursements, shall be borne by the party incurring such expenses.

            15.4. Notices. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, as follows:

            If to any Seller, to:

                        Mr. Herbert Wang
                        Tech Industries, Inc.
                        85 Fairmount Street
                        P.O. Box J
                        Woonsocket, RI  02895
                        Fax:  401-766-4742

                                    and

                        Lawrence I. Silverstein, Esq.
                        Bingham McCutchen LLP
                        150 Federal Street
                        Boston, MA  02110
                        Fax:  617-951-8736

with a copy sent contemporaneously to:

                        Mr. James J. Carria
                        Mr. William H. Nast
                        Tech Industries, Inc.
                        85 Fairmount Street
                        P.O. Box J
                        Woonsocket, RI  02895
                        Fax:  401-766-4742

            If to the Buyer, to:

                        Portola Packaging, Inc.
                        898-A Faulstich Court
                        San Jose, CA  95112
                        Attention:  Jim Taylor, President
                        Fax:  408-452-0122
            with a copy sent contemporaneously to:

                        Themistocles G. Michos, Esq.
                        720 York Street, Suite 103
                        San Francisco, CA  94110
                        Fax:  415-723-7203

            Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, (c) if mailed, five (5) days after being mailed as described above, and (d) if sent by written telecommunication, when received.

            15.5. Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof, and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

            15.6. Governing Law. The validity and construction of this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws (and not the choice-of-law rules) of the State of Rhode Island.

            15.7. Sections and Section Headings. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

            15.8. Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other parties hereto.

            15.9. Severability. In the event that any covenant, condition, or other provision herein contained is held to be invalid, void, or illegal by any court of competent jurisdiction, the same shall be deemed to be severable from the remainder of this Agreement and shall in no way affect, impair, or invalidate any other covenant, condition, or other provision contained herein.

            15.10. Further Assurances. The parties hereto agree to take such reasonable steps and execute such other and further documents as may be necessary or appropriate to cause the terms and conditions contained herein to be carried into effect.

            15.11. No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person, other than the Sellers and the Buyer and their respective shareholders or other equityholders, if any, any rights or remedies under or by reason of this Agreement.

            15.12. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            15.13. Satisfaction of Conditions Precedent. Each of the Sellers and the Buyer will use his or its commercially reasonable good faith efforts to cause the satisfaction of the conditions precedent contained in this Agreement; provided, however, that nothing contained in this Section 15.13 shall obligate either party hereto to waive any right or condition under this Agreement.

            15.14. Public Statements or Releases. Each of the parties hereto agrees that prior to the consummation of the Closing, no party to this Agreement will make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without first obtaining the consent of the other parties hereto.

                  [Remainder of page intentionally left blank]

            IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.

                                BUYER:

                                PORTOLA PACKAGING, INC.


                                By:        /s/ JAMES TAYLOR
                                   -----------------------------------------
                                           James Taylor, President

                                SELLERS:

                                          /s/ HERBERT WANG
                                --------------------------------------------
                                Herbert Wang

                                THE HERBERT WANG 1988-1 IRREVOCABLE
                                TRUST (GST EXEMPT SHARE)


                                By:         /s/ JAMES J. CARRIA
                                   -----------------------------------------
                                            James J. Carria, Trustee

                                By:         /s/ LAWRENCE I. SILVERSTEIN
                                   -----------------------------------------
                                            Lawrence I. Silverstein, Trustee

                                THE HERBERT WANG 1988-1 IRREVOCABLE
                                TRUST (NON-GST EXEMPT SHARE)


                                By:         /s/ JAMES J. CARRIA
                                   -----------------------------------------
                                            James J. Carria, Trustee

                                By:         /s/ LAWRENCE I. SILVERSTEIN
                                   -----------------------------------------
                                            Lawrence I. Silverstein, Trustee

                                                                      SCHEDULE A

                            SELLERS' PRO RATA SHARES

SELLER                                                   PRO RATA SHARES
------                                                   ---------------
Herbert Wang                                                   2.55%
------------------------------------------------------------------------
The Herbert Wang 1988-1 Irrevocable Trust                     48.98%
(Non-GST Exempt Share)
------------------------------------------------------------------------
The Herbert Wang 1988-1 Irrevocable Trust                     48.47%
(GST Exempt Share)